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                                                                     Exhibit 23B

                          Independent Auditors' Consent


The Board of Directors
Apogee Enterprises, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 33-60400, 333-20979, 333-32437, 33-13302, 33-66574, 333-58181, 333-58165,
33-35944, 333-95863, 333-95855 and 333-43734) on Forms S-3 and S-8 of Apogee
Enterprises, Inc. of our report dated April 12, 1999, except as to Note 11 which is as of February 14, 2000, relating to the consolidated results of operations and cash flows of Apogee Enterprises, Inc. and subsidiaries for the year ended February 27, 1999, which report appears in the March 3, 2001 annual report on Form 10-K of Apogee Enterprises, Inc.



                                       /s/ KPMG LLP

Minneapolis, Minnesota
May 16, 2001